                                   RPC, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 2170 PIEDMONT ROAD, NE, ATLANTA, GEORGIA 30324

TO THE HOLDERS OF THE COMMON STOCK:

    PLEASE TAKE NOTICE that the 2000 Annual Meeting of Stockholders of
RPC, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 2170 Piedmont Road, NE, Atlanta, Georgia, on Tuesday,
April 25, 2000, at 9:00 A.M., or any adjournment thereof, for the following purposes:

    (1) To elect two Class II directors to the Board of Directors; and

    (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Proxy Statement dated March 27, 2000 is attached.

    The Board of Directors has fixed the close of business on February 29, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

    Stockholders who do not expect to be present at the meeting are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is used and mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Linda H. Graham, Secretary

Atlanta, Georgia
March 27, 2000

                                PROXY STATEMENT

    This Proxy Statement and a form of proxy were first mailed to stockholders on or about March 27, 2000.

    The following information concerning the enclosed proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 25, 2000 is submitted to the stockholders for their information.

                   SOLICITATION OF AND POWER TO REVOKE PROXY

    A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for election to the Board of Directors.

    A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority if he so elects, by contacting either proxyholder.

                                 CAPITAL STOCK

    The outstanding capital stock of the Company on February 29, 2000 consisted of 28,242,263 shares of Common Stock, par value $0.10 per share. Holders of Common Stock are entitled to one vote (non-cumulative) for each share of such stock registered in their respective names at the close of business on February 29, 2000, the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

    The name and address of each stockholder who owned beneficially five percent (5%) or more of the shares of Common Stock of the Company on February 29, 2000, together with the number of shares so owned and the percentage of outstanding shares that ownership represents, and information as to Common Stock ownership of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executives"), and the executive officers and directors of the Company as a group (according to information received by the Company), is set out below:

                                                                 AMOUNT      PERCENT OF
NAME AND ADDRESS                                              BENEFICIALLY   OUTSTANDING
OF BENEFICIAL OWNER                                             OWNED(1)       SHARES
-------------------                                           ------------   -----------
R. Randall Rollins..........................................   15,651,949(2)    55.4
2170 Piedmont Road, NE
Atlanta, Georgia
Gary W. Rollins.............................................   15,546,461(3)    55.0
2170 Piedmont Road, NE
Atlanta, Georgia
FMR Corporation.............................................    2,782,800(4)     9.9
82 Devonshire Street
Boston, Massachusetts
Richard A. Hubbell..........................................      318,192(5)     1.1
2170 Piedmont Road, NE
Atlanta, Georgia
James A. Lane, Jr...........................................      134,130(6)     0.5
2170 Piedmont Road, NE
Atlanta, Georgia
Jonathan W. Moss............................................       40,000(7)     0.1
2170 Piedmont Road, NE
Atlanta, Georgia
Ben M. Palmer...............................................       32,100(8)     0.1
2170 Piedmont Road, NE
Atlanta, Georgia
All Directors and Executive Officers as a group (11            19,312,882(9)    68.1
persons)....................................................

(1) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2) Includes 521,676 shares of the Company held as Trustee, Guardian, or Custodian for his children or as Custodian for the children of his brother, Gary W. Rollins. Also includes 1,385,560 shares of the Company in four trusts of which he is a Co-Trustee and as to which he shares voting and investment power. Also includes 12,493,828 shares owned by LOR, Inc.
    Mr. Rollins is an officer, director and stockholder of LOR, Inc. Also includes 345,600 shares owned by Rollins Holding Company, Inc. Mr. Rollins is an officer, director and stockholder of Rollins Holding Company, Inc. Also includes 308,381 shares held by Rollins Investment Fund, a Georgia general partnership, of which Mr. Rollins is a general partner. Also includes 73,430 shares held by RWR Investment partnership, a Georgia limited partnership, of which Mr. Rollins is a general partner. Does not include 21,780* shares of the Company held by his wife.

(3) Includes 364,690 shares of the Company held as Trustee or Custodian for his children or as Custodian for the grandchildren of his brother, R. Randall Rollins. Also includes 1,358,680 shares of the Company in four trusts of which he is Co-Trustee and as to which he shares voting and investment power. Also includes 12,493,828 shares owned by LOR, Inc. Mr. Rollins is an officer, director and stockholder of LOR, Inc. Also includes 345,600 shares owned by Rollins Holding Company, Inc. Mr. Rollins is an officer, director and stockholder of Rollins Holding Company, Inc. Also includes 308,381 shares held by Rollins Investment Fund, a Georgia general partnership, of which Mr. Rollins is a general partner. Does not include 100,004* shares of the Company held by his wife.

(4) Based upon a Schedule 13G filing received from FMR Corporation ("FMR") by the Company, an aggregate of 2,782,800 shares are indirectly held by FMR. According to this filing, FMR has sole dispositive power with respect to all of these shares and has no voting power with respect to any of these shares. Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR, and Fidelity Low-Priced Stock Fund, an investment company for which Fidelity acts as an investment advisor, are also the beneficial owners of these shares. Fidelity votes these shares pursuant to guidelines established by the Board of Trustees of the Fund.

(5) Includes 99,584 shares subject to options that are currently exercisable or that become exercisable within 60 days of the date hereof, and 139,000 shares of restricted stock awards.

(6) Includes 40,000 shares of restricted stock awards.

(7) Includes 32,000 shares of restricted stock awards.

(8) Includes 12,600 shares subject to options that are currently exercisable or that become exercisable within 60 days of the date hereof, and 17,400 shares of restricted stock awards.

(9) Shares held in trusts as to which more than one officer and/or director are Co-Trustees have been included only once. Includes an aggregate of 373,584 shares which may be purchased by 5 executive officers upon exercise of options that are currently exercisable or that become exercisable within 60 days of the date hereof, or restricted stock grants awarded to or earned by them pursuant to the Company's 1984 Incentive Stock Option Plan and 1994 Employee Stock Incentive Plan.

* Messrs. R. Randall Rollins and Gary W. Rollins disclaim any beneficial interest in these holdings.

                             ELECTION OF DIRECTORS

    Two individuals are to be elected at the Annual Meeting to serve as Class II directors for a term of three years, and until the election and qualification of their successors. Six other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company's Bylaws which provide for the election of directors for staggered terms, with each director serving a three-year term. Unless authority is withheld, the proxy holders will vote for the election of the first two persons named below to three year terms as directors. Although Management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

    The name and age of each of the two nominees, his principal occupation, together with the number of shares of Common Stock beneficially owned, directly or indirectly, by him and the percentage of outstanding shares that ownership represents, all as of the close of business on February 29, 2000, (according to information received by the Company) are set out below. Similar information is also provided for those directors whose terms expire in future years. Each director was originally elected as a director shortly after incorporation of the Company in January 1984, with the exception of James A. Lane, Jr. and Richard A. Hubbell, who were elected as directors on January 27, 1987.

                                                                                                         PERCENTAGE OF
                                                                                              COMMON      OUTSTANDING
NAMES OF NOMINEES                        PRINCIPAL OCCUPATION(1)                   AGE       STOCK(2)       SHARES
-----------------                        -----------------------                 --------   ----------   -------------
CLASS II (NEW TERM
  EXPIRES 2003)
John W. Rollins(3).......  Chairman of the Board of Rollins Truck Leasing Corp.
                           (vehicle leasing and transportation); and Chairman
                           of the Board of Dover Downs Entertainment, Inc.,
                           (operator of a multi-purpose gaming and                                        less than
                           entertainment complex since October 1996).               83          12,408(4)     0.1

Richard A. Hubbell.......  President and Chief Operating Officer of the
                           Company.                                                 55         318,192(5)     1.1

NAMES OF DIRECTORS
WHOSE TERMS
HAVE NOT EXPIRED
-------------------------
CLASS III (TERM EXPIRES
  2001)
Wilton Looney............  Honorary Chairman of the Board of Genuine Parts                                less than
                           Company (automotive parts distributor).                  80           1,200       0.1

Gary W. Rollins(3).......  President and Chief Operating Officer of Rollins,
                           Inc. (consumer services).                                55      15,546,461(6)     55.0

James A. Lane, Jr........  Executive Vice President of the Company; President
                           of Chaparral Boats, Inc. (subsidiary of the
                           Company).                                                57         134,130(7)     0.5

CLASS I (TERM EXPIRES
  2002)
R. Randall Rollins(3)....  Chairman of the Board and Chief Executive Officer of
                           the Company; Chairman of the Board and Chief
                           Executive Officer of Rollins, Inc. (consumer
                           services) (since October 1991); Vice Chairman of the
                           Board of Rollins, Inc. (prior to October 1991).          68      15,651,949(8)     55.4
Henry B. Tippie..........  Chairman of the Board and Chief Executive Officer of
                           Tippie Services, Inc. (management services).             73       1,156,278(9)     4.1
James B. Williams........  Chairman of the Executive Committee, SunTrust Banks,
                           Inc. (bank holding company).                             66          40,000       0.1

(1) Unless otherwise noted, each of the directors has held the positions of responsibility set out in this column (but not necessarily his present title) for more than five years. In addition to the directorships listed in this column, the following individuals also serve on the boards of directors of the following companies: Henry B. Tippie: Rollins Truck Leasing Corp., Matlack Systems, Inc. and Dover Downs Entertainment, Inc.; John W. Rollins:
    Matlack Systems, Inc.; James B. Williams: SunTrust Banks, Inc., The Coca-Cola Company, Genuine Parts Company, and Georgia-Pacific Corporation; Gary W. Rollins: Rollins Truck Leasing Corp.; R. Randall Rollins: SunTrust Banks, Inc., SunTrust Banks of Georgia and Dover Downs Entertainment, Inc. All of the directors shown in the above table, with the exception of Messrs. Hubbell and Lane, are also directors of Rollins, Inc.

(2) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(3) R. Randall Rollins and Gary W. Rollins are brothers. John W. Rollins is their uncle.

(4) Does not include 15,608 shares held by his wife as custodian for his children. Mr. Rollins disclaims any beneficial interest in these holdings.

(5) See information contained in footnote (5) to the table appearing in Capital Stock section.

(6) See information contained in footnote (3) to the table appearing in Capital Stock section.

(7) See information contained in footnote (6) to the table appearing in Capital Stock section.

(8) See information contained in footnote (2) to the table appearing in Capital Stock section.

(9) Includes 906,278 shares of Common Stock of the Company in trusts of which he is a Trustee or Co-Trustee and as to which he shares voting and investment power.

            BOARD OF DIRECTORS COMPENSATION, COMMITTEES AND MEETINGS

    During 1999 non-employee Directors received from the Company $1,000 for each meeting of the Board of Directors or committee they attended, plus $10,000 per year.

    The Audit Committee of the Board of Directors of the Company consists of Henry B. Tippie, Chairman, Wilton Looney and James B. Williams. The Audit Committee held two meetings during the fiscal year ended December 31, 1999. Its functions are to select a firm of independent public accountants whose duty is to audit the books and accounts of the Company and its subsidiaries for the fiscal year for which they are appointed and to monitor the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting. The Compensation Committee of the Board of Directors of the Company consists of Henry B. Tippie, Chairman, Wilton Looney and James B. Williams. It held two meetings during the fiscal year ended December 31, 1999. The functions of the Compensation Committee are to review the Company's executive compensation structure and to report to the Board any recommendation as to changes to insure continued effectiveness. The Board of Directors met four times during the fiscal year ended December 31, 1999. The Company does not have a nominating committee of the Board of Directors. No director attended fewer than 75 percent of the aggregate of the Board meetings and meetings of committees on which he served during the fiscal year.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the directors named above who serve on the Company's Compensation Committee are or have ever been employees of the Company. No executive officer of the Company serves on a Compensation Committee of another company. R. Randall Rollins, an executive of the Company, serves on the Board of Directors of both SunTrust Banks, Inc. and SunTrust Banks of Georgia, a subsidiary of SunTrust Banks, Inc. Mr. Williams is the Chairman of the Executive Committee, SunTrust Banks, Inc. Mr. Rollins is not on the Compensation Committee of SunTrust
Banks, Inc., or SunTrust Banks of Georgia. All banking services provided to the Company by SunTrust Banks of Georgia are priced at market-competitive rates.

                             EXECUTIVE COMPENSATION

    Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the calendar years ended December 31, 1999, 1998 and 1997 of those persons who were at December 31, 1999
(i) the chief executive officer and (ii) the other Named Executives of the
Company:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                           COMPENSATION AWARDS
                                                                      -----------------------------
                                                     ANNUAL           RESTRICTED        SECURITIES
                                                  COMPENSATION           STOCK          UNDERLYING
                                             ----------------------     AWARDS           OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR      SALARY       BONUS        ($) (1)            (#)         COMPENSATION(2)
---------------------------       --------   ---------   ----------   -----------      ------------   ------------------
R. Randall Rollins..............    1999     $450,000    $        0           0                0            $    0
  Chairman of the Board             1998      450,000             0           0                0                 0
  and Chief Executive Officer       1997      400,000             0           0                0                 0

Richard A. Hubbell..............    1999      400,000             0     206,250           68,000             1,920
  President & Chief Operating       1998      400,000       100,000           0           50,000             1,920
  Officer                           1997      350,000       175,000     150,000           20,000             1,920

James A. Lane, Jr...............    1999       67,841     2,168,007           0                0             1,920
  Executive Vice President, and     1998       67,841     1,900,350           0                0             1,920
  President, Chaparral Boats,       1997       67,841     1,532,744           0                0             1,920
  Inc.

Jonathan W. Moss................    1999      189,036             0           0                0             1,920
  Executive Vice President          1998      189,036        36,471           0                0             1,920
                                    1997      189,036        53,771           0                0             1,920

Ben M. Palmer...................    1999      160,000        30,000      41,250           13,000             1,920
  Vice President, Chief             1998      137,500        31,250     102,000           10,000             1,920
  Financial                         1997      117,500        31,250      75,000           10,000             1,674
  Officer, and Treasurer

(1) The total number of shares held and their values on December 31, 1999 were as follows: Mr. Hubbell, 150,000 shares valued at $862,500 of which 11,000 shares are subject to issuance upon meeting performance criteria as defined in the related Performance Restricted Stock Agreement; Mr. Lane, 40,000 shares valued at $230,000; Mr. Moss 32,000 shares valued at $184,000; and Mr. Palmer, 24,000 shares valued at $138,000 of which 6,600 shares are subject to issuance upon meeting performance criteria as defined in the related Performance Restricted Stock Agreement. The December 31, 1999 values are based on the December 31, 1999 closing market stock price of $5.75 and do not take into account any diminution of value attributable to vesting provisions on these shares. Time-Lapse Restricted Stock vests ten years from the date of grant. This stock is forfeited if the employment of the Named Executive terminates prior to vesting for reasons other than death, retirement or permanent disability. During these ten years, grantees receive all dividends declared and retain voting rights for the granted shares. Performance Restricted Stock is granted, but not earned and issued, until certain five year tiered performance criteria are met. The performance criteria are predetermined market prices of the Company's stock. On the date the stock appreciates to each level (determination date), 20 percent of performance shares are earned. Once earned, the stock vests five years from the determination date. After the determination date, the grantee will receive all dividends declared and also voting rights to the shares.

(2) Effective July 1, 1984, the Company adopted the RPC, Inc. 401(k) Plan ("401(k) Plan"), a qualified retirement plan designed to meet the requirements of Section 401(k) of the Internal Revenue Code. The 401(k) Plan provides for a matching contribution of forty cents ($.40) for each one dollar ($1.00) of a participant's contribution to the 401(k) Plan, not to exceed 3 percent of his or her annual compensation (which includes commissions, overtime and bonuses). A participant's voluntary pretax salary deferrals made under the 401(k) Plan are in lieu of payment of compensation to the participant. The amounts shown in this column represent the Company match for the Named Executives.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1999

    The following table sets forth stock options granted in the fiscal year ending December 31, 1999 to each of the Company's Named Executives. Employees of the Company and its subsidiaries are eligible for stock option grants based on individual performance. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year term, assuming compound rates of stock appreciation of five percent and ten percent. The actual future value of the options will depend on the market value of the Company's Common Stock. All option exercise prices are based on the market price on the grant date.

                                          INDIVIDUAL GRANTS (1)                       POTENTIAL
                            --------------------------------------------------       REALIZABLE
                                          PERCENT                                  VALUE AT ANNUAL
                            NUMBER OF     OF TOTAL                                 RATES OF STOCK
                            SECURITIES    OPTIONS                                       PRICE
                            UNDERLYING   GRANTED TO                               APPRECIATION FOR
                             OPTIONS     EMPLOYEES    EXERCISE OR                  OPTION TERM (2)
                             GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   -------------------
NAME                           (#)          YEAR        ($/SH)         DATE       5% ($)    10% ($)
----                        ----------   ----------   -----------   ----------   --------   --------
R. Randall Rollins........         0       --            --            --          --         --
Richard A. Hubbell........    68,000(3)      28%         6.875       01/26/09    294,008    745,075
James A. Lane, Jr.........         0       --            --            --          --         --
Jonathan W. Moss..........         0       --            --            --          --         --
Ben M. Palmer.............    13,000(4)       5%         6.875       01/26/09     56,207    142,441

(1) Options were granted on January 26, 1999 at a price of $6.875 per share. No Stock Appreciation Rights were granted to the Named Executives during 1999.

(2) These amounts, based on assumed appreciation rates of five percent and ten percent as prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, nontransferability or phased-in vesting. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Company's stock price.

(3) These Stock Options expire after ten years. Of the total granted to Mr. Hubbell, 13,600 are incentive stock options and 54,400 are non-qualified. The incentive stock options vest and become exercisable five years from the grant date. The non-qualified options vest and become exercisable 25 percent each year over four years and expire after ten years.

(4) These Incentive Stock Options vest and become exercisable 20 percent each year over five years and expire after ten years.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1999
                         AND YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF
                                                                    SECURITIES         VALUE OF
                                                                    UNDERLYING       UNEXERCISED
                                                                   UNEXERCISED       IN-THE-MONEY
                                                                  OPTIONS/SAR'S     OPTIONS/SAR'S
                                                                  AT FY-END (#)    AT FY-END ($)(1)
                                  SHARES ACQUIRED      VALUE       EXERCISABLE/      EXERCISABLE/
NAME                              ON EXERCISE (#)   REALIZED($)   UNEXERCISABLE     UNEXERCISABLE
----                              ---------------   -----------   --------------   ----------------
R. Randall Rollins..............           0                0                0/0               0/0
Richard A. Hubbell..............      32,600          124,288     99,584/100,416     80,500/10,500
James A. Lane, Jr...............           0                0                0/0               0/0
Jonathan W. Moss................       1,600            4,700                0/0               0/0
Ben M. Palmer...................           0                0      12,600/20,400               0/0

(1) Based on the closing price of Company Common Stock on the New York Stock Exchange on December 31, 1999 of $5.75 per share.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE OTHER COMPANY FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH INCLUDED HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW

    During the fiscal year 1999, the members of the Compensation Committee of the Board of Directors held primary responsibility for determining executive compensation levels. The Compensation Committee is comprised of outside directors who are not eligible to participate in the Company's compensation plans and over whose name this report is presented.

    The Company is engaged in highly competitive industries. The actions of the executive officers have a profound impact on the short-term and long-term profitability of the Company; therefore, the design of the executive officer compensation package is very important. In order to retain key employees, the Company has an executive compensation package that is driven by an increase in shareholder value, the overall performance of the Company, and the individual performance of the executive. The measures of the Company's performance include revenue and net income.

    Pursuant to the above compensation philosophy, the three main components of the executive compensation package are base salary, cash based incentive plans, and stock based incentive plans.

BASE SALARY

    The factors subjectively used in determining base salary include the recent profit performance of the Company, the magnitude of responsibilities, the scope of the position, individual performance, and the pay received by peers in similar positions in the same geographic area. These factors are not used in any specific formula or weighting. The salaries of the Named Executives are reviewed annually. Increases to base salaries for the Named Executives ranged up to 13 percent based on individual performance.

CASH BASED INCENTIVE PLANS

    The Company has individualized cash based incentive plans developed to reward individual performance. The Company includes several subsidiaries conducting business in unrelated industries, so each compensation plan was designed to be motivational and appropriate, based on the norms in that industry.

    The annual cash based incentive compensation package for the executive officers is developed by the Chief Executive Officer of the Company prior to the end of each fiscal year. It is based upon performance objectives for the ensuing fiscal year. The Named Executives participate in a variety of individualized performance bonus plans designed to encourage achievement of short-term objectives. These plans all have payouts subjectively based on net income, budget objectives, and other individual specific performance objectives. The specific performance objectives relate to each executive improving the contribution of his functional area of responsibility to further enhance the earnings of the Company. The performance objectives and incentive package are then reviewed by the Committee and are either accepted or modified. The Chief Executive Officer does not participate in the cash incentive plans.

    One of the Named Executives, James A. Lane, Jr. has an employment agreement with the Company that was first entered into as part of the Company's acquisition of Chaparral Boats, Inc. on November 4, 1986. Under this agreement, Mr. Lane receives an annual cash incentive bonus of

10 percent of pretax profit of Chaparral Boats, Inc. This incentive payment was approximately 97 percent of the total cash compensation paid to this executive in 1999. During 1999, Mr. Lane received in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance related compensation exemptions are met, during any one fiscal year.) The Company obtained stockholder approval of this agreement at the April 25, 1995 Stockholders' meeting in order to qualify for the performance related compensation exemption.

STOCK BASED INCENTIVE PLANS

    Awards under the Company's 1994 Employee Stock Incentive Plan are purely discretionary, and are not based on any specific formula and may or may not be granted in any given fiscal year. Grants are made under the Plan, and the Plan is administered by, non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. When considering the grant of stock options, the Compensation Committee gives consideration to the overall performance of the Company and the performance of individual employees. The Chief Executive Officer, R. Randall Rollins, maintains significant ownership interest in the Company, and was, therefore, not considered for grants in 1999 under the 1994 Employee Stock Incentive Plan. During the fiscal year 1999, the Named Executives were granted a total of 81,000 Stock Options and were awarded 18,000 shares of Time Lapse Restricted Stock and 18,000 shares of Performance Restricted Stock. In general, these grants were based upon the scope of the position and the performance of each individual.

    Except as discussed for Mr. Lane above, the Committee thinks it unlikely that any participants in the Company's stock plans will, in the foreseeable future, receive in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance related compensation exemptions are met) during any fiscal year, and has therefore, determined that since the exemption requirement does not apply, the Company will not change its various compensation plans, or otherwise meet the requirements of such exemption, at this time.

CEO PAY

    The CEO's compensation is determined by the Compensation Committee. For fiscal year 1999, the cash compensation of R. Randall Rollins, Chairman and Chief Executive Officer, was $450,000, the same as it was in 1998. This represents the total compensation for Mr. Rollins, no portion of which was in performance driven bonuses or stock based incentive plans. The CEO's compensation is based upon the long-term growth in net income, stockholder value improvements as well as the CEO's individual performance. The decision of the Committee is subjective and is not based upon any specific formula or guidelines. The CEO does not consult with the Committee when his salary or incentive is determined. Neither the CEO nor any member of the Compensation Committee participates in any Company incentive program.

                                          COMPENSATION COMMITTEE
                                          Henry B. Tippie, Chairman
                                          Wilton Looney
                                          James B. Williams

                            COMMON STOCK PERFORMANCE

    As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a 5-year comparison of the cumulative total stockholder return based on the performance of the stock of the Company, assuming dividend reinvestment, as compared with both a broad equity market index and an industry or peer group index. The indices included in the following graph are the S & P 500 Index and a peer group which includes companies that are considered peers of the subsidiaries of the Company. The companies included in the peer group have been weighted according to each respective issuer's stock market capitalization at the beginning of each year. The companies are Brunswick Corporation which competes with the Company's boat manufacturing subsidiary; and Weatherford International, Inc., which competes with one of the largest oil and gas services subsidiaries of the Company.

                            COMPARISON OF FIVE-YEAR
                           CUMULATIVE TOTAL RETURN *

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

VALUES:                                 RPC              S&P         PEERS
12/31/94                               100.00           100.00       100.00
12/31/95                               119.67           137.58       136.50
12/31/96                               196.75           169.17       161.89
12/31/97                               311.16           225.60       247.86
12/31/98                               197.02           290.08       155.87
12/31/99                               156.59           351.12       223.97

*   Assumes reinvestment of dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to June 30, 1984, the Company was a wholly-owned subsidiary of Rollins, Inc. ("Rollins"). On June 30, 1984, Rollins effected a spin-off distribution to its stockholders of all of the outstanding shares of the Company (the "Spin-off"). Messrs. Gary W. Rollins and R. Randall Rollins, named in the table under "Capital Stock" on page 2, have substantially similar interests in Rollins as they do in the Company.

    The Company receives certain administrative services from Rollins. The service agreements between Rollins and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months notice. The services covered by these agreements include administration of certain employee benefit programs and other administrative services. Charges to the Company (or to corporations which are subsidiaries of the Company) for such services aggregated $65,000 in 1999.

                                 BENEFIT PLANS

    The Company's Retirement Income Plan, effective July 1, 1984, is a trusteed defined benefit pension plan. The amounts shown on the following table are those annual benefits payable for life on retirement at age 65. The amounts computed in the following table assume: (a) that the participant remains in the service of the Company until his normal retirement date at age 65; (b) that the participant's earnings continue at the same rate as paid in the fiscal year ended December 31, 1999 during the remainder of his service until age 65;
(c) that the normal form of benefit is a single-life annuity, and (d) that the Plan continues without substantial modification. The column entitled remuneration represents all compensation in the Summary Compensation Table included herein.

PENSION PLAN TABLE

REMUNERATION               15          20          25          30          35
------------            ---------   ---------   ---------   ---------   ---------
     $  100,000         $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 45,000
        200,000           45,000      60,000      75,000      90,000      90,000
        300,000           67,500      90,000     112,500     135,000     135,000
        400,000           90,000     120,000     150,000     180,000     180,000
        500,000          112,500     150,000     187,500     225,000     225,000
        600,000          135,000     180,000     225,000     270,000     270,000
        700,000          157,500     210,000     262,500     315,000     315,000
        800,000          180,000     240,000     300,000     360,000     360,000
        900,000          202,500     270,000     337,500     405,000     405,000
      1,000,000          225,000     300,000     375,000     450,000     450,000

    The above table does not reflect the Plan offset for Social Security average earnings, the maximum benefit limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or the maximum compensation limitation under Section 401(a)(17) of the Code.

    Retirement income benefits are based on the average of the employee's compensation from the Company for the five consecutive complete calendar years of highest compensation during the last ten consecutive complete calendar years ("final average compensation") immediately preceding the employee's retirement date or, if earlier, the date of his termination of employment. All corporate employees of the Company and its subsidiaries (other than employees subject to collective bargaining agreements) are eligible to participate in the Retirement Income Plan after completing 1 year of service as an employee. The benefit formula is 1 1/2 percent of final average compensation less 3/4 percent of final average FICA earnings multiplied by years of service (maximum 30 years). The Plan also provides reduced early retirement benefits under certain conditions. In accordance with the Code, the maximum annual benefit that could be payable to a Retirement Income Plan beneficiary in 1999 was $130,000. However, this limitation does not affect previously accrued benefits of those individuals who became entitled to benefits in excess of $130,000 prior to the effective date of the applicable provisions of the Tax Equity and Fiscal Responsibility Act of 1982 and the Tax Reform Act of 1986. In accordance with the Code (as amended by the Omnibus Budget Reconciliation Act of 1993), the maximum compensation recognized by the Retirement Income Plan was $160,000 in 1999. Retirement benefits accrued at the end of any calendar year will not be reduced by any subsequent changes in the maximum compensation limit. Participants in the Rollins, Inc. Retirement Income Plan who transferred their employment to the Company as a result of the Spin-off participated immediately in the Plan. The current credited years of service for the five individuals named in the executive compensation table are: R. Randall Rollins--30, Richard A. Hubbell--13, James A. Lane, Jr.--12, Jonathan W. Moss--30, and Ben M. Palmer--3.

    Effective July 1, 1984, the Company adopted a qualified retirement plan designed to meet the requirements of Section 401(k) of the Code ("401(k) Plan"). The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant's account on the date the distribution is processed. Under the 401(k) Plan, the full amount of a participant's vested accrued benefit is payable upon his termination of employment, retirement, total and permanent disability, or death. Also under the 401(k) Plan, the pre-tax account is payable upon attainment of age 59 1/2. Amounts contributed by the Company to the accounts of Named Executives for 1999 under this plan are reported in the "All Other Compensation" column of the Summary Compensation Table included herein.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP served as the auditors for the Company for the fiscal year ended December 31, 1999. As is its policy, upon the recommendation of the Audit Committee, the Board of Directors shall select a firm of independent public accountants for fiscal 2000. It is anticipated that a representative of Arthur Andersen LLP will be present at the Annual Meeting to answer questions and make a statement should such representative so desire.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company has completed a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company by all Directors, Officers and greater than 10 percent stockholders subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Company has a written representation from all Directors, Officers and greater than 10 percent stockholders from whom no Form 5 was received, indicating that no Form 5 filing was required, except for Mr. Moss. Based solely on this review, the Company believes that filing requirements of such persons under Section 16 for the fiscal year ended December 31, 1999 have been timely satisfied, except that Mr. Moss filed a late Form 5 to report his initial holdings upon becoming an executive officer.

                             STOCKHOLDER PROPOSALS

    Appropriate proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company by November 27, 2000 for inclusion in its Proxy Statement and form of proxy relating to that meeting. In addition, all stockholder proposals submitted outside of the stockholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company by February 10, 2001 in order to be considered timely. If such stockholder proposals are not timely received, proxyholders will have discretionary voting authority with regard to any such stockholder proposals which may come before the 2001 Annual Meeting. With regard to such stockholder proposals, if the date of the 2001 Annual Meeting is subsequently advanced or delayed by more than 30 days from the date of the 2000 Annual Meeting, the Company shall, in a timely manner, inform stockholders of the change and the date by which proposals must be received.

                      VOTING PROCEDURES AND VOTE REQUIRED

    The Chairman of the Board of Directors of the Company will select a representative of the Company's transfer agent as Inspector of the Election, to determine the eligibility of persons present at the Annual Meeting to vote and to determine whether the name signed on each proxy card corresponds to the name of a stockholder of the Company. The Inspector shall also determine whether or not a quorum of the shares of the Company (consisting of a majority of the votes entitled to be cast at the Annual Meeting) exists at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum exists and a vote is taken at the Annual Meeting, the Inspector shall tabulate
(i) the votes cast for or against each nominee for director and (ii) the abstentions in respect of each nominee for director.

    In accordance with the Delaware General Corporation Law, the election of the nominees named herein as directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Meeting. In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast in favor of each nominee, and hence only votes for a nominee (and not abstentions or broker non-votes) are relevant to the outcome.

                                 MISCELLANEOUS

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 is being mailed to stockholders with this proxy statement.

    Management knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting; and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Linda H. Graham, Secretary

Atlanta, Georgia
March 27, 2000

                                   RPC, INC.
             PROXY SOLICITED BY THE BOARD OF DIRECTORS OF RPC, INC.
     FOR ANNUAL MEETING OF STOCKHOLDERS TUESDAY, APRIL 25, 2000, 9:00 A.M.

    The undersigned hereby constitutes and appoints GARY W. ROLLINS and R. RANDALL ROLLINS, and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 25, 2000, at 9:00 A.M. at 2170 Piedmont Road, NE, Atlanta, Georgia, or any adjournment thereof.

    The undersigned acknowledges receipt of Notice of the aforesaid Annual Meeting and Proxy Statement, each dated March 27, 2000, grants authority to said proxies, or either of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies or their substitutes may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or either of them, to vote as follows:

1.   / /        FOR John W. Rollins and Richard A.  / /        FOR all Class II nominees,          / /
                Hubbell as Class II Directors                  EXCEPT AS INDICATED BELOW;

1.   ABSTAIN from voting for the
     election of all Class II nominees

(INSTRUCTIONS: TO REFRAIN FROM VOTING FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

2. ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                     (OVER)

                                   RPC, INC.

ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED "FOR" THE ABOVE-NAMED NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                            PROXY

                                              Please sign below, date and return
                                                          promptly.

                                              __________________________________

                                              __________________________________
                                                                       Signature

                                              Dated ______________________, 2000
                                              (Signature should conform to name
                                              and title stenciled hereon.
                                              Executors, administrators,
                                              trustees, guardians and attorneys
                                              should add their title upon
                                              signing.)

NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.